UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 4, 2012 (December 28, 2011)

RENTECH NITROGEN PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-35334	45-2714747
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10877 Wilshire Boulevard, Suite 600 Los Angeles, California 90024

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (310) 571-9800

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement.

On December 28, 2011 Rentech Nitrogen, LLC (the “Borrower”), a wholly owned subsidiary of Rentech Nitrogen Partners, L.P. (the “Partnership”), entered into a Credit Agreement among itself, the Partnership as guarantor, and Rentech, Inc., a Colorado corporation (“Rentech”) and holder of approximately 61% of the outstanding common units of the Partners, as the Lender (the “Bridge Loan Agreement”). The Bridge Loan Agreement consists of a commitment by Rentech, Inc. to lend up to $40.0 million to Borrower until May 31, 2012 (the “Bridge Loan”). The Partnership will use the Bridge Loan to fund certain capital expenditures and construction costs relating to its ammonia capacity expansion project until a term loan facility for the cost of the entire project can be put in place. The expansion project is designed to increase ammonia production at our fertilizer production facility by approximately 70,000 tons annually, for sale or upgrade to additional products, and to increase our ammonia storage capacity by approximately 20,000 tons.

In connection with the Bridge Loan, the Borrower also entered into a First Amendment to Credit Agreement, dated as of December 28, 2011 (the “First Amendment”) among itself, the Partnership as guarantor, and General Electric Capital Corporation, as administrative agent and lender (“GE”). The First Amendment amended the terms of the Credit Agreement dated November 10, 2011 among the Borrower, the Partnership and GE (the “Revolving Credit Agreement”) to permit the Borrower and the Partnership to enter into the Bridge Loan Agreement and to incur the Bridge Loan.

The Bridge Loan matures on the earlier of three months after the payoff and termination of the Revolving Credit Agreement or six months after the maturity of the Revolving Credit Agreement. All obligations of the Borrower under the Bridge Loan Agreement are unconditionally guaranteed by the Partnership. The obligations of the Borrower and the Partnership to Rentech under the Bridge Loan Agreement are unsecured and subordinated to the obligations of the Borrower and the Partnership under the Revolving Credit Agreement. In the event the Revolving Credit Agreement is terminated, we would be required to pledge substantially all of our assets to secure the Bridge Loan if Rentech so requests.

Borrowings under the Bridge Loan initially bear interest at a rate equal to LIBOR plus a margin of 5.5%. On June 1, 2012 the margin over LIBOR increases to 6.0%, and on each subsequent six month anniversary thereof, the margin increases by an additional one half percent (0.5%). Interest on the Bridge Loan, if not paid in cash, will be capitalized monthly and added to the principal balance of the Bridge Loan and will also bear interest. The principal amount of the Bridge Loan, including all capitalized interest added to the principal balance of the Bridge Loan, and any accrued and unpaid interest, will be due and payable on the maturity of the Bridge Loan.

Upon signing the Bridge Loan Agreement, the Borrower agreed to pay Rentech a closing fee equal to 2.0% of the committed amount, or $800,000.00. In the event the Bridge Loan is repaid on or prior to March 31, 2012, then 75% of the closing fee will be credited toward Borrower’s repayment amount, and if the Bridge Loan is repaid after March 31, 2012 but prior to June 1, 2012, then 50% of the closing fee will be credited toward the repayment amount. No credits of the closing fee will be made if repayment of the Bridge Loan occurs on or after June 1, 2012.

The foregoing description is not complete and is qualified in its entirety by reference to the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and the First Amendment which is filed as Exhibit 10.2 to this Current Report on Form 8-K, both incorporated in this Item 1.01 by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures in Item 1.01 above are incorporated into this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibits

10.1	Credit Agreement, dated as of December 28, 2011, among Rentech Nitrogen, LLC, as borrower, Rentech Nitrogen Partners, L.P., as guarantor, and Rentech, Inc. as Lender.

10.2	First Amendment to Credit Agreement, dated as of December 28, 2011 among Rentech Nitrogen, LLC, as borrower, Rentech Nitrogen Partners, L.P., as guarantor and General Electric Capital Corporation, as administrative agent for the Lender and as a Lender.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENTECH NITROGEN PARTNERS, L.P., a Delaware limited partnership

	By:	Rentech Nitrogen GP, LLC
	Its:	General Partner

Date: January 4, 2012	By:	/s/ Dan J. Cohrs
Dan J. Cohrs
Chief Financial Officer